Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American National Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 001-3480) on Form 10-12B and Registration No. 133-160698 of Form S-8 of American National Insurance Company (the Company) of our reports dated March 8, 2012, with respect to the consolidated statements of financial position of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedules I – V, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012, annual report on Form 10-K of the Company. Our report on the consolidated financial statements refers the Company’s adoption of FASB Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, effective January 1, 2012, and application of the retrospective method of adoption to all prior periods presented in the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

March 8, 2013